UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   October 9, 2012

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices)  (Zip Code)

(816) 854-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

H&R Block, Inc. (the “Company”) is providing the following information to supplement the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012, filed with the Securities and Exchange Commission (the “SEC”) on June 26, 2012, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2012, filed with the SEC on September 5, 2012:

Proposed Federal Reserve Capital Requirements May Restrict Our Capital Allocation and the Means We Use to Deliver Financial Products and Services to Our Customers and We Are Therefore Exploring Alternatives to Cease Being a Savings and Loan Holding Company

Our subsidiary, H&R Block Bank (“HRB Bank”), is a federal savings bank chartered under the Home Owner’s Loan Act of 1933, as amended.  H&R Block, Inc., H&R Block Group, Inc. and Block Financial LLC (“our Holding Companies”) are savings and loan holding companies (“SLHCs”) because they control HRB Bank.

The Dodd-Frank Act requires the Board of Governors of the Federal Reserve System (“Federal Reserve”) to promulgate minimum capital requirements for SLHCs, including leverage and risk-based capital requirements that are no less stringent than those applicable to insured depository institutions at the time the Dodd-Frank Act was enacted.  On June 7, 2012, the Federal Reserve issued a notice of proposed rulemaking on regulatory capital requirements, implementing changes required by the Dodd-Frank Act and aspects of the Basel III regulatory capital reforms, portions of which would apply to our Holding Companies (“Proposed Capital Rules”).  The Office of the Comptroller of the Currency, which regulates HRB Bank, and the Federal Deposit Insurance Corporation joined the Federal Reserve in requesting comments on the Proposed Capital Rules, and on August 8, 2012, the comment period was extended until October 22, 2012.  We intend to provide formal comments on the Proposed Capital Rules.  It is currently unclear what the regulatory capital requirements for SLHCs will be and when such capital requirements will become effective.

In connection with its first examination of the Company, which we believe is close to completion, the Federal Reserve Bank of Kansas City (the “Reserve Bank”), the Company’s primary banking regulator, has requested that the Company include in its policies the guidance set forth in Supervisory Letter SR 09-4 (March 27, 2009) regarding the payment of dividends, stock redemptions and stock repurchases by bank holding companies.  In Supervisory Letter SR 11-11 (July 21, 2011), the Federal Reserve described the supervisory approach it would use to examine SLHCs and directed examiners to apply the principles of SR 09-4 to SLHCs.

This guidance would require our Holding Companies to retain significant additional capital, even though HRB Bank has regulatory capital substantially above the “well capitalized” level.  We have discussed our concerns with the Reserve Bank regarding the negative impact of such guidance and the Proposed Capital Rules.  However, at this time, we do not foresee regulatory flexibility in this regard in light of the Federal Reserve’s views of the statutory requirements imposed under the Dodd-Frank Act.  Accordingly, while our current belief is that dividends at current levels would continue to be permitted as long as HRB Bank remains well capitalized, the Federal Reserve will closely supervise and likely restrict other capital allocation decisions, including stock repurchases, acquisitions, and other forms of strategic investment.  We believe that such regulatory constraints are inconsistent with our strategic plans, operational needs, and growth objectives.

We are in the process of evaluating alternative means of ceasing to be an SLHC, in which case we would no longer be subject to regulation by the Federal Reserve as an SLHC.  In connection with that evaluation, we are exploring alternatives to continue to enhance our growth by delivering financial products and services to our customers.

Our evaluation of alternatives is in its early stages and therefore we cannot predict the timing, the circumstances, or the likelihood of us ceasing to be regulated as an SLHC, or whether cessation of SLHC status would have a material adverse effect on our business and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date: October 9, 2012	By: /s/ Scott W. Andreasen
Scott W. Andreasen
Vice President and Secretary